As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________
BRISTOW GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-0679819 (I.R.S. Employer Identification No.)
2000 W. Sam Houston Pkwy. S., Suite 1700 Houston, Texas (Address of Principal Executive Offices)	77042 (Zip Code)

Common Stock and Participation Interests

BRISTOW GROUP INC. EMPLOYER SAVINGS & RETIREMENT PLAN
(Full title of the plan)

Randall A. Stafford
Vice President and General Counsel, Corporate Secretary
2000 W. Sam Houston Pkwy. S., Suite 1700
Houston, Texas 77042
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (713) 267-7600
_____________________
Copies to:
John D. Geddes
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002-4995
(713) 229-1234
_____________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $.01 per share(5)	200,000	$37.48	$7,496,000	$803.00
____________________
(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers such indeterminate amount of interests to be offered or sold pursuant to the Bristow Group Inc. Employer Savings & Retirement Plan (the “Plan”), as described herein.

(2)
In addition, pursuant to Rule 416(c) under the Securities Act of the 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate number of shares of common stock, par value $.01 per share (“Common Stock”), of Bristow Group Inc. (the “Company”) which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Plan and being registered herein, as a result of stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) relating to the Common Stock.

(3)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low price of the Common Stock as reported on the New York Stock Exchange on February 6, 2007.

(4)	Estimate based on (2) and (3) above.
(5)	Each share of Common Stock includes an associated Preferred Share Purchase Right.

TABLE OF CONTENTS

PART I		1
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS		1
PART II		2
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT		2
Item 3.	Incorporation of Documents by Reference	2
Item 4.	Description of Securities	2
Item 5.	Interest of Named Experts and Counsel	3
Item 6.	Indemnification of Directors and Officers	3
Item 7.	Exemption from Registration Claimed	3
Item 8.	Exhibits	4
Item 9.	Undertakings	5
SIGNATURES		6
INDEX TO EXHIBITS		1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Company:

1.	Annual Report on Form 10-K for the year ended March 31, 2006;
2.	Quarterly Report on Form 10-Q for the quarter ended December 31, 2006;
3.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;
4.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;
5.	Current Report on Form 8-K filed December 8, 2006;

6.	Current Report on Form 8-K filed November 9, 2006;

7.	Current Report on Form 8-K filed September 18, 2006;

8.	Current Report on Form 8-K filed August 17, 2006;

9.	Current Report on Form 8-K filed August 9, 2006;

10	Current Report on Form 8-K filed August 8, 2006;

11.	Current Report on Form 8-K filed August 7, 2006;

12.	Current Report on Form 8-K filed June 13, 2006;

13.	Current Report on Form 8-K filed June 8, 2006;

14.	Current Report on Form 8-K filed May 26, 2006;

15.	Current Report on Form 8-K filed May 18, 2006; and

16.
The description of the Common Stock and associated Preferred Share Purchase Rights, contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-31617), as filed with the Commission on March 7, 2003, and any amendment thereto filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filling of such documents.

Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently-filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of the Company as of March 31, 2006 and 2005, and for each of the three years in the period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock to be issued pursuant to the Plan has been passed upon by Randall A. Stafford, Vice President and General Counsel, Corporate Secretary, of the Company. As of January 1, 2006, the number of shares of Common Stock beneficially owned (including shares subject to options, warrants or rights) by Mr. Stafford was 12,500.

Item 6. Indemnification of Directors and Officers

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides that, to the fullest extent of Delaware law, none of its directors will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her. Expenses, including attorneys’ fees, incurred by a director or officer, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Under the DGCL, the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company’s certificate of incorporation and bylaws authorize indemnification of any person entitled to indemnity under law to the full extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. The Company will maintain, at its expense, an insurance policy that insures its officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities. In addition, the Company has entered into indemnification agreements with each of its directors that provide that it will indemnify the indemnitee against, and advance certain expenses relating to, liabilities incurred in the performance of such indemnitee’s duties on the Company’s behalf to the fullest extent permitted under Delaware law and the Company’s bylaws.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement or incorporated by reference:

			Incorporated by Reference to
		Exhibits	Registration or File Number	Form or Report	Report Date	Exhibit Number

(4)	Instruments defining the rights of security holders, including indentures
	(1)	Delaware Certificate of Incorporation dated December 2, 1987	001-31617	10-Q	June 2005	3(1)
	(2)	Certificate of Amendment of Certificate of Incorporation dated November 30, 1989	001-31617	10-Q	June 2005	3(2)
	(3)	Certificate of Amendment of Certificate of Incorporation dated December 9, 1992	001-31617	10-Q	June 2005	3(3)
	(4)	Rights Agreement and Form of Rights Certificate	0-5232	8-A	February 1996	4
	(5)	Amended and Restated By-laws	001-31617	10-Q	June 2005	3(4)
	(6)	Certificate of Designation of Series A Junior Participating Preferred Stock	001-31617	10-Q	June 2005	3(5)
	(7)	First Amendment to Rights Agreement	0-5232	8-A/A	May 1997	5
	(8)	Second Amendment to Rights Agreement	0-5232	8-A/A	January 2003	4.3
	(9)	Third Amendment to Rights Agreement, dated as of February 28, 2006, between Bristow Group Inc. and Mellon Investor Services LLC	000-05232	8-A/A	March 2, 2006	4.2
	(10)	Registration Rights Agreement dated December 19, 1996, between the Company and Caledonia Industrial and Services Limited	0-5232	10-Q	December 1996	4(3)
	(11)	Registration Rights Agreement, dated as of June 20, 2003, among the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Robert W. Baird & Co. Incorporated, Howard Weil, A Division of Legg Mason Wood Walker, Inc., Jefferies & Company, Inc., and Johnson Rice & Company L.L.C.	333-107148	S-4	July 18, 2003	4.2
(5)	Opinion of Randall A. Stafford regarding validity of the securities*
(15)	Letter on Unaudited Interim Financial Information*
(23)	(1)	Consent of KPMG*
	(2)	Consent of Randall A. Stafford (included in Exhibit 5)
(24)	Powers of Attorney*

_________________________
* Furnished herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filling of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filling of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 9th day of February, 2007.

BRISTOW GROUP INC.
/s/	Perry L. Elders
Name:	Perry L. Elders
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 9, 2007.

Signature	Title

/s/ William E. Chiles	President, Chief Executive Officer and Director
William E. Chiles	(Principal Executive Officer)

/s/ Perry L. Elders	Executive Vice President and Chief Financial Officer
Perry L. Elders	(Principal Financial Officer)

/s/ Elizabeth D. Brumley	Vice President, Chief Accounting Officer and Controller
Elizabeth D. Brumley	(Principal Accounting Officer)

*	Director
Thomas N. Amonett
*	Director
Charles F. Bolden, Jr.
*	Director
Peter N. Buckley
*	Director
Stephen J. Cannon
*	Director
Jonathan H. Cartwright
*	Director
Michael A. Flick
*	Director
Thomas C. Knudson
*	Director
Ken C. Tamblyn
*	Director
Robert W. Waldrup

*By	/s/	Randall A. Stafford
Randall A. Stafford
(Attorney-in-Fact)

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 9th day of February, 2007.

Bristow Group Inc.
Benefit and Retirement Plans Committee

/s/	William H. Hopkins
Name:	William H. Hopkins
Title:	Vice President, Bristow Group Inc.
Chairman, Benefit and Retirement Plans Committee

INDEX TO EXHIBITS

			Incorporated by Reference to
		Exhibits	Registration or File Number	Form or Report	Report Date	Exhibit Number

(4)	Instruments defining the rights of security holders, including indentures
	(1)	Delaware Certificate of Incorporation dated December 2, 1987	001-31617	10-Q	June 2005	3(1)
	(2)	Certificate of Amendment of Certificate of Incorporation dated November 30, 1989	001-31617	10-Q	June 2005	3(2)
	(3)	Certificate of Amendment of Certificate of Incorporation dated December 9, 1992	001-31617	10-Q	June 2005	3(3)
	(4)	Rights Agreement and Form of Rights Certificate	0-5232	8-A	February 1996	4
	(5)	Amended and Restated By-laws	001-31617	10-Q	June 2005	3(4)
	(6)	Certificate of Designation of Series A Junior Participating Preferred Stock	001-31617	10-Q	June 2005	3(5)
	(7)	First Amendment to Rights Agreement	0-5232	8-A/A	May 1997	5
	(8)	Second Amendment to Rights Agreement	0-5232	8-A/A	January 2003	4.3
	(9)	Third Amendment to Rights Agreement, dated as of February 28, 2006, between Bristow Group Inc. and Mellon Investor Services LLC	000-05232	8-A/A	March 2, 2006	4.2
	(10)	Registration Rights Agreement dated December 19, 1996, between the Company and Caledonia Industrial and Services Limited	0-5232	10-Q	December 1996	4(3)
	(11)	Registration Rights Agreement, dated as of June 20, 2003, among the Company and Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Robert W. Baird & Co. Incorporated, Howard Weil, A Division of Legg Mason Wood Walker, Inc., Jefferies & Company, Inc., and Johnson Rice & Company L.L.C.	333-107148	S-4	July 18, 2003	4.2
(5)	Opinion of Randall A. Stafford regarding validity of the securities*
(15)	Letter on Unaudited Interim Financial Information*
(23)	(1)	Consent of KPMG*
	(2)	Consent of Randall A. Stafford (included in Exhibit 5)
(24)	Powers of Attorney*
_________________________

*	Furnished herewith.